Contact:	Stephen C. Vaughan
Vice President and Chief Financial Officer
(405)225-4800

SONIC REPORTS SECOND QUARTER EARNINGS OF $0.09 PER DILUTED SHARE

OKLAHOMA CITY (March 28, 2007) – Sonic Corp. (NASDAQ:SONC), the nation's largest chain of drive-in restaurants, today announced financial results for the second quarter and first half of fiscal 2007, which ended February 28, 2007.  Highlights of the company's second quarter performance included:

•	System-wide same-store sales growth of 2.0%;
•	The fourteenth consecutive quarter of growth in average drive-in level profits;
•	An 8% increase in total revenues to $161.5 million from $148.9 million in the prior-year period;
•	Net income per diluted share of $0.09, as expected, including special items outlined below totaling $0.07 per diluted share, versus $0.14 per diluted share in the year-earlier quarter;
•	A 14% increase in net income per diluted share, excluding special items, to $0.16 from $0.14 per diluted share in fiscal 2006; and
•	The opening of 29 new drive-ins.

Net income per diluted share for the second quarter was $0.09 versus $0.14 in the year-earlier period, while net income totaled $6.2 million versus $12.9 million last year.  Net income per diluted share for the first half of fiscal 2007 was $0.29 versus $0.33 in the prior-year period, while net income totaled $21.5 million versus $29.3 million in the first half of 2006.  As previously announced, the company's second quarter earnings were reduced by special items totaling $0.07 per diluted share, while the net effect of special items in the first half of 2007 totaled $0.08 per diluted share.  The following table shows the impact of special items on reported net income per diluted share:

	Second Quarter	Six Months
	Ended	Ended
	February 28, 2007
Net income per share, reported	$0.09	$0.29
Debt extinguishment and tender offer charges	0.05	0.06
Dilution from tender offer	0.03	0.04
Reinstatement of tax credit program and resolution of tax case	(0.01)	(0.02)
Net income before special items	$0.16	$0.37

Excluding aforementioned special items, net income per diluted share was $0.16 for the second quarter and $0.37 per diluted share for the first half of 2007, representing year-over-year increases of 14% and 12%, respectively, versus the second quarter and first half of fiscal 2006.  All per share amounts are adjusted to reflect Sonic's April 2006 three-for-two stock split.
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"Second quarter results reflected continued strength in our business and operating results, especially considering the harsh weather conditions we encountered across many of our markets," said Clifford Hudson, Chairman, Chief Executive Officer and President.  "Despite the weather's impact in January, which restrained overall same-store sales growth for the quarter and temporarily delayed some drive-in openings, it was good to see same-store sales above the upper end of our 2% to 4% long-term target range in December and February.  We are encouraged by the continuation of this positive trend in March.

"The momentum we maintained through the winter months reflected the ongoing success of our sales-driving strategies," Hudson continued.  "These include a steady stream of new product news that helps us stay relevant and compelling to consumers, and increased media support for our brand, with continued emphasis on national cable advertising, which helps us expand our business in non-traditional day parts, particularly the morning and evening day parts.  We also have continued to implement our retrofit program and have virtually completed the rollout of our PAYS program (credit card terminal at each drive-in stall).  As we begin the third quarter and look ahead to the seasonally stronger summer months, we think these drivers position Sonic to deliver solid sales growth coupled with stronger bottom-line growth now that we have absorbed the costs and impact of our recent tender offer and refinancing."

Sonic's system-wide same-store sales increased 2.0% during the second quarter versus 5.5% in the year-earlier period, reflecting a 2.3% increase at franchise drive-ins and a 0.7% increase at partner drive-ins.  For the first half of fiscal 2007, system-wide same-store sales increased 2.7% compared with 5.0% for the first half of fiscal 2006, reflecting a 3.2% increase at franchise drive-ins and a 0.6% increase at partner drive-ins.

Sonic's revenues for the second fiscal quarter rose 8% to $161.5 million from $148.9 million in the year-earlier period, with the year-over-year increase reflecting higher same-store sales, new unit growth, higher franchising income related to new drive-in development, and the benefit of the recent acquisition of eight franchise drive-ins effective January 1, 2007.  Revenues for the first half of 2007 increased 9% to $336.2 million from $308.7 million in the same period last year.

During the second quarter, Sonic opened 29 new drive-ins, including 22 franchise drive-ins, compared with a total of 33 in the year-earlier period, which included 26 by franchisees.  Through the first half of the year, the total number of drive-in openings was 66, equal to the number opened during the year-earlier period.  Sonic anticipates opening a total of 180-190 new drive-ins in fiscal 2007, including approximately 150-160 by franchisees.

In the second quarter, the company continued to implement its new retrofit program, which Sonic began testing in 2003.  Testing and the final determination of prototype elements were completed late last summer.  Through the first half of fiscal 2007, Sonic retrofitted 54 partner drive-ins, including 41 in the second quarter.  The company also extended the rollout of this program to its franchisees, who completed the retrofit of five drive-ins during the second quarter.  The reception of Sonic's new look by customers and franchisees has been very encouraging, providing momentum for this multi-year retrofit program.  The company plans to retrofit a total of 150 partner drive-ins this fiscal year, along with 250 to 300 franchise drive-ins.

The company noted that it recently has offered franchisees the option of converting to a newer form of license agreement that will extend the franchisees' license agreement term for 20 years from the date of conversion.  The new agreement will go into effect April 1, 2007.  Based upon the initial indications of intent to convert, the company expects incremental franchise royalty income of more than $1.0 million in the second half of fiscal 2007 and an additional $1.5 million to $2.0 million in fiscal 2008.
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Concluding, Hudson added, "With the proven success of our multi-layered strategies, including planned system-wide marketing expenditures for the year that we recently raised another $10 million to a projected total of more than $170 million, and the positive impact we are seeing from our new retrofit program, we begin the second half of the year with a solid outlook.  Importantly, these strategies not only energize our business and our brand, they continue to provide concrete benefits for our franchisees by pushing drive-in level sales and profits higher, thereby creating greater incentives for future chain expansion."

In the third fiscal quarter ending May 31, 2007, Sonic estimates that diluted earnings per share will total approximately $0.30 to $0.31 versus diluted earnings per share of $0.27 in the third quarter last year.  The company bases this outlook on the following assumptions:
•	Total revenue growth of between 10% and 12% for the quarter. Factors expected to contribute to this revenue growth include:
o
Same-store sales growth in the range of 2% to 4%, consistent with the company's long-term target, driven by ongoing new product news, continued penetration of non-traditional day parts, including mornings, afternoons and evenings, increased media expenditures, and the continued benefit of the rollout of the company's PAYS program.

o	The opening of between 50 and 55 new drive-ins (including 40 to 45 franchise drive-ins).
o	The contribution of eight franchise drive-ins acquired effective January 1, 2007.
o
Growth in the company's franchising income of approximately $2.5 million to $3.0 million, which includes both franchise fees and franchise royalties and reflects the impact of additional drive-ins and higher volumes based on the company's unique ascending royalty rate, as well as the impact of the license conversion mentioned earlier.

•
Restaurant-level costs that are expected to be slightly favorable, as a percentage of sales, on a year-over-year basis, as the benefit from price increases and the leverage of higher sales volumes is anticipated to be offset by increases in labor costs, primarily driven by higher minimum wage rates in several states in which the company operates partner drive-ins.

•	Growth in selling, general and administrative expenses in the 10% to 12% range.
•	An increase in depreciation and amortization expense in the range of 10% from the prior year due to asset additions.
•	A tax rate expected to be in the range of 35% to 36% for the quarter.
•
An ongoing outlook for capital expenditures of approximately $80 million for the year, excluding acquisitions, for the cost of partner drive-in development as well as higher expenditures for the retrofit of approximately 150 partner drive-ins (at an average projected cost of $125,000 to $135,000 each) during the year.

•
Continued positive cash flow, which is expected to be used in the third and future quarters to fund capital expenditures and, on an opportunistic basis, to repurchase company stock or purchase franchise drive-ins.

•
The benefit of common stock repurchases totaling approximately $482 million since the beginning of the fiscal year, representing approximately 25% of the company's stock outstanding as of the beginning of the fiscal year; as of March 27, 2007, Sonic had authorization for stock repurchases of approximately $64 million for the remainder of fiscal 2007.

•
Net interest expense in the range of $11 million to $12 million, up from $2.2 million in the year-earlier quarter, which reflects  approximately $525 million in additional debt; as a result of the company's share repurchases this year, weighted average outstanding common shares for the third quarter of fiscal 2007 are expected to decline to approximately 68 million to 69 million from 89 million in the third quarter of fiscal 2006; this decline will be largely offset by higher interest expense, resulting in slight accretion to reported earnings per share of approximately one-half of $0.01 per share for the quarter; the company expects the impact of the share repurchases and issuance of additional debt to be accretive by slightly more than $0.01 per diluted share during the fourth quarter of the fiscal year.

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A listen-only simulcast of Sonic's second quarter conference call can be accessed at the company's web site.  The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, March 29, 2007.  An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until April 29, 2007.

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,200 drive-ins coast to coast and in Mexico, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of Partner Drive-Ins, Franchise Drive-Ins and system-wide drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system-wide growth in sales, and both franchise and system-wide average drive-in sales and change in same-store sales.  System-wide information includes both Partner and Franchise Drive-In information, which we believe is useful in analyzing the growth of the brand. While we do not record Franchise Drive-In sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONIC CORP. Unaudited Financial Highlights (In thousands, except per share amounts)

	Second Quarter Ended February 28,		Six Months Ended February 28,
	2007	2006	2007	2006
Revenues	$161,452	$148,948	$336,242	$308,748
Income from operations	23,902	23,122	54,421	50,704
Debt extinguishment and other costs	4,818	--	6,076	--
Net income	6,225	12,904	21,511	29,334
Net income per share – diluted	0.09	0.14	0.29	0.33
Weighted average shares – diluted	70,026	89,261	74,757	89,891

All per share information reflects the company's April 2006 three-for-two stock split.

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SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended February 28,		Six Months Ended February 28,
	2007	2006	2007	2006
Drive-Ins in operation:
Partner:
Total at beginning of period	626	592	623	574
Opened	7	7	10	10
Acquired from (sold to) franchisees	8	--	8	15
Closed	(2)	--	(2)	--
Total at end of period	639	599	639	599
Franchise:
Total at beginning of period	2,598	2,473	2,565	2,465
Opened	22	26	56	56
Acquired from (sold to) company	(8)	--	(8)	(15)
Closed (net of reopening)	(6)	(9)	(7)	(16)
Total at end of period	2,606	2,490	2,606	2,490
System-wide:
Total at beginning of period	3,224	3,065	3,188	3,039
Opened	29	33	66	66
Closed (net of reopening)	(8)	(9)	(9)	(16)
Total at end of period	3,245	3,089	3,245	3,089

Core markets	2,457	2,372	2,457	2,372
Developing markets	788	717	788	717
All markets	3,245	3,089	3,245	3,089

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.
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SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Second Quarter Ended February 28,		Six Months Ended February 28,
	2007	2006	2007	2006

Sales Analysis
Partner Drive-Ins:
Total sales	$137,007	$126,376	$283,426	$261,798
Average drive-in sales	216	213	451	444
Change in same-store sales	0.7%	2.5%	0.6%	2.8%
Franchise Drive-Ins:
Total sales	$637,843	$599,084	$1,328,798	$1,236,985
Average drive-in sales	245	243	513	500
Change in same-store sales	2.3%	6.5%	3.2%	5.7%
System-wide:
Change in total sales	6.8%	12.2%	7.6%	11.2%
Average drive-in sales	$239	$235	$500	$486
Change in same-store sales	2.0%	5.5%	2.7%	5.0%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$249	$244	$521	$505
Developing markets	208	202	436	425
System-wide change in same-store sales:
Core markets	2.2%	6.1%	3.3%	5.5%
Developing markets	1.5%	2.9%	0.4%	3.0%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.
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SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Second Quarter Ended,		Six Months Ended
	February 28,		February 28,
	2007	2006	2007	2006
Income Statement Data
Revenues:
Partner Drive-In sales	$137,007	$126,376	$283,426	$261,798
Franchise Drive-Ins:
Franchise royalties	22,541	20,745	47,623	42,998
Franchise fees	666	879	1,751	1,820
Other	1,238	948	3,442	2,132
	161,452	148,948	336,242	308,748
Costs and expenses:
Partner Drive-Ins:
Food and packaging	35,244	33,160	73,779	69,267
Payroll and other employee benefits	43,644	38,938	88,680	79,940
Minority interest in earnings of Partner Drive-Ins	4,955	4,490	9,859	9,321
Other operating expenses	28,207	26,027	59,212	54,212
	112,050	102,615	231,530	212,740

Selling, general and administrative	14,401	13,214	28,434	25,410
Depreciation and amortization	11,099	9,997	21,857	19,894
	137,550	125,826	281,821	258,044

Income from operations	23,902	23,122	54,421	50,704

Interest expense	10,957	2,271	17,514	4,118
Debt extinguishment and other costs	4,818	--	6,076	--
Interest income	(653)	(175)	(1,451)	(715)
Net interest expense	15,122	2,096	22,139	3,403
Income before income taxes	8,780	21,026	32,282	47,301
Provision for income taxes	2,555	8,122	10,771	17,967
Net income	$6,225	$12,904	$21,511	$29,334

Net income per share:
Basic	$0.09	$0.15	$0.30	$0.34
Diluted	$0.09	$0.14	$0.29	$0.33
Weighted average shares used in calculation:
Basic	67,325	86,227	71,966	86,821
Diluted	70,026	89,261	74,757	89,891

All per share information reflects the company's April 2006 three-for-two stock split.
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SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended February 28,		Six Months Ended February 28,
	2007	2006	2007	2006
Margin Analysis
Partner Drive-Ins:
Food and packaging	25.7%	26.2%	26.0%	26.5%
Payroll and employee benefits	31.9	30.8	31.3	30.5
Minority interest in earnings of Partner Drive-Ins	3.6	3.6	3.5	3.6
Other operating expenses	20.6	20.6	20.9	20.7
	81.8%	81.2%	81.7%	81.3%

	February 28,	August 31,
	2007	2006
	(In thousands)
Balance Sheet Data
Total assets	$719,058	$638,018
Current assets	90,065	42,510
Current liabilities	78,833	78,095
Obligations under capital leases, long-term debt,and other non-current liabilities	666,456	168,230
Stockholders' equity	(26,231)	391,693

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